UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2006

Storm Cat Energy Corporation
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32628	06-1762942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 17th Street, Suite 2310, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 991-5070

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2006, Storm Cat Energy Corporation (“Storm Cat”) and Storm Cat Energy (USA) Corporation (“Storm Cat (USA)”), a wholly owned subsidiary of Storm Cat, entered into an amendment (the “First Amendment”) to the Credit Agreement (the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as Global Administrative Agent, and the Lender party thereto. Storm Cat entered into the First Amendment to increase its Global Borrowing Base and U.S. Borrowing Base, each as defined in the Credit Agreement, from US $11.0 million to US $20.0 million and to obtain a secured bridge note of US $15.0 million (the “Secured Bridge Note”), which was used to partially finance the closing of Storm Cat USA’s acquisition in the Powder River Basin, Wyoming (the “BBC Acquisition”), as further described under Item 2.01 of this Current Report on Form 8-K.

The Secured Bridge Note bears interest at a base rate plus an applicable percentage ranging between 6.0% and 8.0% based the applicable interest period. Interest will be paid on December 31, 2006, March 31, 2007 and June 29, 2007 (the “Maturity Date”). The principal amount is due on the Maturity Date, subject to mandatory prepayments of principal amounts upon the sale of equity in excess of certain levels as described in the Secured Bridge Note.

The First Amendment is subject to several closing conditions customary to agreements of this nature, all conditions of which have been satisfied as of August 29, 2006. The First Amendment also contains customary representations and warranties (including those relating to absence of defaults, authority and enforceability and approvals). The First Amendment contains a revised financial covenant pursuant to which Storm Cat will not permit its ratio of consolidated Total Funded Debt, as defined in the Credit Agreement, to consolidated EBITDA (calculated quarterly at the end of each fiscal quarter, with such quarter EBITDA to be annualized by multiplying by four (4)) as of the end of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2006, to be greater than (a) 5.00 to 1.00 for the fiscal quarters ending December 31, 2006 and March 31, 2007, (b) 3.00 to 1.00 for the fiscal quarter ending June 30, 2007 and for each fiscal quarter thereafter; subject to automatic decreases in the permitted ratio in connection with the payment in full, if any, of the indebtedness evidenced by Secured Bridge Note before certain dates as described in the First Amendment. The First Amendment also amends the debt covenant and events of default provisions of the Credit Agreement to permit the indebtedness evidenced by the Secured Bridge Note. In addition, pursuant to the First Amendment, Global Administrative Agent expressly consents to and waives any provisions of the Credit Agreement which would prohibit the BBC Acquisition or the indebtedness evidenced by the Secured Bridge Note.

The foregoing is qualified in its entirety by reference to the First Amendment, a conformed copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 29, 2006, Storm Cat (USA) completed the purchase of oil and gas properties of approximately 25,200 gross acres (approximately 17,000 net acres) located in the Powder River Basin in Sheridan and Campbell Counties, Wyoming, for cash in the amount of approximately US $30.7 million, as previously reported in Storm Cat’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2006 (File No. 001-32628). The effective date of the transaction is July 1, 2006. A copy of the press release announcing the completion of the acquisition is furnished to the Commission with this Current Report on Form 8-K as Exhibit 99.1.

The foregoing description of the acquisition does not purport to be complete, and is qualified in its entirety by reference to the Purchase and Sale Agreement by and between Storm Cat Energy (USA) Corporation and a Bill Barrett Corporation subsidiary, Bill Barrett CMB, L.L.C., dated July 17, 2006, which was filed as Exhibit 10.1 to Storm Cat’s Current Report on Form 8-K filed with the Commission on July 21, 2006 (File No. 001-32628).

Item 2.03. Creation of a Direct Financial Obligation or on Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Storm Cat is currently evaluating whether the property acquisition described in this report will require the filing of financial statements of the acquired properties under Rule 3-05(b) of Regulation S-X. To the extent financial statements are required, Storm Cat expects to file such financial statements in an amendment to this Current Report on Form 8-K no later than 71 calendar days after September 5, 2006.

(b)	Pro forma financial information.

Storm Cat is currently evaluating whether the property acquisition described in this report will require the filing of pro forma financial information under Article 11 of Regulation S-X. To the extent pro forma financial information is required, Storm Cat expects to furnish such pro forma financial information in an amendment to this Current Report on Form 8-K no later than 71 calendar days after September 5, 2006.

(d)	Exhibits.

Exhibit No.	Description

10.1
First Amendment, dated as of August 29, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent

99.1	News Release, dated August 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORM CAT ENERGY CORPORATION

Date: September 5, 2006	By:	/s/ Paul Wiesner
Name: Paul Wiesner
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1
First Amendment, dated as of August 29, 2006, among Storm Cat Energy (USA) Corporation, Storm Cat Energy Corporation, the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent

99.1	News Release, dated August 30, 2006.